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                                                                    Exhibit 9(e)

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                        (Equity Income, Equity Growth,
                Total Return Bond, National Tax-Exempt Bond and
                      Intermediate Tax-Exempt Bond Funds)



State Street Bank and Trust Company
2 Heritage Drive
North Quincy, MA  02171

Gentlemen:

          Pursuant to Article 10, Paragraph 10.01, of the Transfer Agency and Service Agreement dated November 1, 1992 that you and we have entered into, we are writing to request that you render transfer agency services under the terms of said agreement with respect to the Equity Income Fund, Equity Growth Fund, Total Return Bond Fund, National Tax-Exempt Bond Fund and Intermediate Tax-Exempt Bond Fund, five additional portfolios which we are establishing. Your compensation for the services provided under said agreement for said additional portfolios shall be determined in accordance with the Fee Schedules attached to said agreement. Please execute a copy of this letter where indicated to signify your agreement to provide said services.


                                             Sincerely,

Dated: February 27, 1998                     M.S.D. & T. FUNDS, INC.


                                             By:  /s/ Leslie B. Disharoon
                                                    -----------------------

                                             Title:  President


ACKNOWLEDGED AND AGREED:

STATE STREET BANK AND TRUST COMPANY


By:  /s/ Ronald E. Logue                 Dated:  April 21, 1998
    -------------------

Title:  Executive Vice President